Exhibit 99.1

NightFood Brokers Securing Buyer Pre-Commitments,

Eying National Distributors

TARRYTOWN, NY, October 13, 2015 (GLOBE NEWSWIRE) -- NightFood Holdings, Inc. (OTC: NGTF) (“NightFood” or the “Company”), a company dedicated to delivering better nighttime snack solutions to consumers, continues to make progress in its push towards mainstream national distribution.

NightFood CEO, Sean Folkson reports, “The brokers we recently engaged went out into the marketplace, and, within just a few weeks, had an impressive list of pre-commitments for the NightFood line from retail buyers up and down the east coast. Now we’re taking those pre-commit lists to national distributors to show them the demand for the product at retail.”

Cascadia Managing Brands, of Ramsey, NJ, is assisting with managing the NightFood roll-out. Robert Sipper, President of Cascadia, explains the process: “Establishing national distribution represents a tremendous opportunity for NightFood. As we’re able to enter more outlets, and drive consumer trial that would lead to sales volume increases, we would expect the revenue to grow accordingly. Just as importantly, being in distribution makes it substantially easier to secure additional new retail accounts and distribution.”

While the Company has engaged in meetings and paperwork with national distributors, no purchase orders have been received from those distributors as of the date of this release.

Folkson continued, “Abraham Natural, our distributor in the New York metro area already has us in almost 300 stores in just over 30 days. The retail buyers seem very receptive. They have us in supermarkets, bodegas, 7-Elevens… we want to be in front of everyday, average consumers, the kind that struggle with nighttime snacking, where they buy snacks. This will happen more as we break in to more mainstream outlets outside of the specialty nutrition retail vertical.”

About Nightfood:

NightFood (OTC: NGTF) is a snack food company dedicated to providing consumers delicious, better-for-you choices for evening snacking. NightFood is the first company to create products to address the unique nutritional needs consumers have at night. NightFood products help consumers satisfy nighttime cravings in a better, healthier, more sleep friendly way. For more information, visit www.nightfood.com

Forward Looking Statements:

This current press release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:
Peter Leighton
888-888-6444, x5

Investor Contact:
Sean Folkson

888-888-6444, x4